SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

     CURRENT REPORT
Pursuant To Section 13 Or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 7, 2006

ULTRA CLEAN HOLDINGS, INC.
(Exact Name of Registrant
as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50646	61-1430858
(Commission File Number)	(IRS Employer Identification No.)

150 INDEPENDENCE DRIVE,
MENLO PARK, CA	94025
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 323-4100

N/A
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On November 7, 2006, each of Jack Sexton, Vice President and Chief Financial Officer, and Sowmya Krishna, Vice President and Chief Technical Officer, of Ultra Clean Holdings, Inc. (the “Company”) entered into a Rule 10b5–1 trading plan (each a “Plan” and collectively, the “Plans”) with a broker to sell ordinary shares of the Company that are owned or will be acquired on the exercise of their respective employee stock options. The Plans specify the number of ordinary shares that may be sold at predetermined times, subject to the terms and conditions of the Plans.

Each person entered into a Plan as part of his personal long-term investment strategy for asset diversification and liquidity and will have no further control over the timing of the sales of ordinary shares under such person’ Plan. The Plans specify the number of ordinary shares that may be sold periodically at various pre-determined prices (“limit orders”). Most of the ordinary shares sold pursuant to the Plans will come from the exercise of options. Such options have various strike prices and such sales will be executed as same-day sales.

Pursuant to the Plan entered into by Mr. Sexton, a maximum of 60,000 ordinary shares may be sold based on limit orders over a five month period starting November 15, 2006. Pursuant to the Plan entered into by Ms. Krishnan, a maximum of 10,000 ordinary shares may be sold based on limit orders beginning November 15, 2006 until the Plan terminates August 30, 2007.

The Plans are intended to comply with Rule 10b5–1 of the Securities Exchange Act of 1934, as amended, and the Company’s insider trading policy. Rule 10b5–1 allows corporate insiders to establish pre-arranged written stock trading plans at a time when the insider is not aware of material, non-public information. Subsequent receipt by the insider of material, non-public information will not prevent pre-arranged transactions under the Rule 10b5–1 plan from being executed.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ULTRA CLEAN HOLDINGS, INC.

Date:	November 10, 2006	By:	/s/ Jack Sexton

			Name:	Jack Sexton
			Title:	Vice President and Chief Financial Officer